Exhibit 99.1

Press Release

Empire Resorts and Concord Associates Conclude Agreement to Develop a $700 Million Entertainment and Gaming Complex in the Catskills

Monday February 11, 11:40 am ET

Federal, State, Local Leaders Praise Project as Timely Stimulus for Upstate Economy

MONTICELLO, N.Y.--(BUSINESS WIRE)--Empire Resorts, Inc. (NASDAQ: NYNY - News) today announced an agreement with Concord Associates L. P. to relocate the Monticello Gaming and Raceway to a 160-acre parcel of land at the site of the historic Concord Hotel. Closing under the agreement is subject to various approvals and closing conditions. Construction is expected to commence later this year, with a grand opening in 2010.

Under the agreement, a world-class gaming and entertainment facility will be developed at the site. The centerpiece of the project is a $700 million “Entertainment City,” which is expected to include a 100,000 square foot gaming area, convention center, hotel, golf , retail stores, restaurants and various family entertainment activities. The 1.5 million-square foot facility has already received required zoning and final site plan approvals. The gaming floor will be built within the hotel, adjacent to a new 5/8th mile, state-of-the-art harness track. Upon approval and completion of construction, the company expects to more than double Empire’s current contribution to New York State to approximately $70 million per year, which goes to fund education.

Federal, state and local community leaders applauded the announcement:

U.S. Rep. Maurice Hinchey said: “This is an exciting opportunity for the Catskills and it has the potential to serve as a foundation for economic growth in the region. I look forward to working with the community and developers to realize this exciting potential.”

Assembly Member Aileen Gunther said: “I think this reconfiguration is an excellent plan for Sullivan County. The jobs and economic stimulus are vital to Sullivan County. Creating a resort destination with convention facilities is what we need to revive the local economy. The racing industry and horsemen will also benefit from a new state of the art racetrack and increased attendance.”

Senator John Bonacic said: “We have seen various plans for the redevelopment of the Concord over the years. The current plan sounds very positive. We look forward to seeing a shovel in the ground so that both construction and long-term jobs can be created and sustained.”

Jonathan Rouis, Chairman of the Sullivan County Legislature, said: “This project as it is currently proposed is a tremendous economic boon for Sullivan County. The “Entertainment City” will bring millions of dollars in revenue into Sullivan County each year and I know the economic stimulus of a project of this scope will be widespread. In light of recent events, I am pleased by the renewed commitment to Sullivan County these corporations have made today through this agreement.”

Jim Barnicle, Mayor of Monticello, said: “The Village of Monticello stands side by side with Empire Resorts as a partner due to their long history of generosity and continued commitment to the village. We look forward to the future plans of the existing racetrack property and the new endeavors at the Concord.”

L. Todd Diorio, President of the Hudson Valley Building and Construction Trades Council, said: “This project will create thousands of construction jobs for the local trades. Empire Resorts and Concord Associates have committed to build this project union, ensuring good wages and benefits. Construction workers from Sullivan County desperately need this project to move forward. This is an opportunity to work in their home county once again. There’s nothing negative about this project.”

Peter Ward, President of the New York Hotel and Motel Trades Council, AFL-CIO said: “This is a particularly exciting project that will create good union jobs and provide workers in the area with a living wage, affordable healthcare and a dignified retirement. I commend Empire Resorts and Concord Associates for their commitment to fostering responsible economic growth in the region.”

Empire and Concord senior management expressed the desire to work with federal, state, and local officials on a concerted effort to bring this project to fruition as soon as possible.

David P. Hanlon, CEO of Empire, said: “This is a win across the board for Empire’s shareholders and Sullivan County’s residents. The local economy will get the boost it needs in terms of jobs and this project is expected to enhance the value of the company for our shareholders, who will finally be rewarded for their patience in waiting for the day when we can build a world-class resort and gaming complex in the Catskills.”

Louis R. Cappelli, Managing Member of Concord Associates, said: “This ambitious project will create thousands of union jobs for the region and the Catskills, which will now be able to once again claim the coveted position of being New York’s premier tourist destination. This project is a winner for education and union employment, and will provide additional revenue for local, county and state governments. The creation of thousands of jobs will permeate throughout the entire upstate economy and bring the former Concord Hotel, back to its glory as one of the region’s truly great convention, destination and resort hotels.”

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the need for regulatory approvals, financing and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including (i) the risk that the various approvals necessary as described herein and other approvals required to be obtained from various other federal, State and local governmental entities are not received, (ii) the risk that financing necessary for the proposed programs or projects may not be able to be obtained because of credit factors, market conditions or other contingencies, (iii) the risk that sovereign Native American governments may exercise certain broad rights with regard to termination of its agreements with the company (iv) the risk of non-compliance by various counterparties of the related agreements, and (v) general risks affecting the company as described from time to time in it’s reports filed with the Securities and Exchange Commission. For a full discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:

Empire:
Charles Degliomini, 516-263-6600
or
Concord:
Louis R. Cappelli, 914-769-6500